Exhibit 99.1

KULR Announces New VP of Operations

Former Jabil Operations Manager will be the new Vice President of Operations

SAN DIEGO / GLOBENEWSWIRE / April 19, 2021 / KULR Technology Group Inc. (OTCQB: KULR) (the "Company" or "KULR"), a leading developer of next-generation thermal management technologies, today announced Antonio Martinez will be the new Vice President of Operations. Mr. Martinez will be responsible for managing day-to-day operations of the Company’s manufacturing department as well as supporting strategic growth goals.

Mr. Martinez joins KULR with over 37 years of leadership and worldwide manufacturing experience in Electronics Manufacturing and Operations. He spent most of his career at Pulse Electronics Corporation in the electronics manufacturing services industry. Most recently he served as Principal Program Manager of Jabil (NYSE: JBL) since 2015, managing business operations spanning Quality Assurance Readiness, Large Production Line Transfers, Project Management, Process Improvement with Increased Productivity, and Customer Qualification Support.

“Working for KULR is an excellent opportunity for me to use all my past experience in leading projects and people,” Mr. Martinez said in a statement. “I'll be working with the local teams and outside resources to deliver KULR a world class manufacturing operation capable of large scale production. A big blessing for me is that I'll be working in my home town of San Diego.”

As a member of the operations team, Mr. Martinez will report directly to KULR President and COO, Keith Cochran.

About KULR Technology Group Inc.

KULR Technology Group Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

Derek.Newton@KULRTechnology.com

Investor Relations:

KULR Technology Group Inc.

Main: (888) 367-5559

IR@KULRTechnology.com